Exhibit 99.1

Press Release

Clean Harbors Announces Fourth-Quarter and Full-Year 2020 Financial Results

•	Reports Q4 Revenues of $796.2 Million; Full-Year Revenues of $3.1 Billion

•	Posts Q4 Net Income of $39.3 Million, or EPS of $0.71, with Adjusted EPS of $0.63; Full-Year Net Income of $134.8 Million, or EPS of $2.42, with Adjusted EPS of $2.32

•	Achieves Q4 Adjusted EBITDA of $136.1 Million; Generates Record Full-Year Adjusted EBITDA of $555.3 Million

•	Improves Q4 Adjusted EBITDA Margin by 190 Basis Points to 17.1%; Full-Year Adjusted EBITDA Margin Climbs to 17.7%

•	Delivers Full-Year Net Cash from Operating Activities of $430.6 Million and Record Adjusted Free Cash Flow of $265.0 Million

•	Issues Inaugural Sustainability Report

NORWELL, Mass. – February 24, 2021 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“We concluded an outstanding 2020 with a strong fourth quarter,” said Alan S. McKim, Chairman, President and Chief Executive Officer. “While Q4 is typically a seasonally weaker period for Clean Harbors, our revenue grew nearly $17 million sequentially from the third quarter as some of our end markets continued their recovery from the pandemic. Our performance in the quarter was again led by our Environmental Services segment, where we achieved better-than-expected results due to a combination of high-value waste streams in our disposal network, strength in COVID-19 decontamination work and ongoing cost controls. We saw a significant increase in year-over-year margins in the quarter, marking our 12th consecutive quarter of higher Adjusted EBITDA margins.”

Fourth-Quarter 2020 Results

Revenues were $796.2 million compared with $871.0 million in the same period of 2019. Income from operations increased 18% to $61.7 million from $52.3 million in the fourth quarter of 2019.

Net income was $39.3 million, or $0.71 per diluted share. This compares with net income of $24.2 million, or $0.43 per diluted share, for the same period in 2019. Adjusted for certain items in both periods, adjusted net income was $35.0 million, or $0.63 per diluted share, for the fourth quarter of 2020, compared with adjusted net income of $23.3 million, or $0.42 per diluted share, in the same period of 2019. (See reconciliation table below)

Adjusted EBITDA (see description below) was $136.1 million, which included $5.6 million of benefits from U.S. and Canadian government assistance programs, compared with Adjusted EBITDA of $132.2 million in the fourth quarter of 2019.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Q4 2020 Review

“Within Environmental Services, we drove increased volumes of high-value waste into our disposal and recycling network to close out the year,” McKim said. “We collected a record number of drums during the quarter, and we received high-value, complex waste streams into our network. These factors helped increase our average price per pound in the quarter by 16% from the comparable period in 2019, when bulk waste streams made up a higher percentage of our volumes. Our incineration utilization rate of 84% was lower than last year due to a higher-than-expected number of maintenance days in the quarter. Given the limited availability of project work, landfill volumes were down 37%, but that was largely offset by stronger base business driving a 42% increase in our average landfill pricing. Activity in certain areas within Technical Services and Industrial Services continued to improve sequentially.

“Revenue from COVID-19 decontamination work totaled $31 million in the quarter, reflecting the late-year surge from the pandemic,” McKim said. “Our team completed nearly 14,000 COVID-19 responses in 2020 and firmly established our leadership position as the go-to provider for these services. We continue to be an essential resource for protecting our customers’ facilities and helping to keep their employees safe from widespread COVID impacts.

“Within Safety-Kleen, market conditions were comparable with the third quarter, with revenue essentially flat on a sequential basis,” McKim said. “While certain geographies improved, new shelter-in-place restrictions in areas, such as California and across Canada, limited the ability of our branch business to continue its recovery to pre-pandemic levels. Within SK Oil, while lower vehicle miles driven continued to dampen market demand for lubricants, available base oil and lubricant supply from traditional refiners remained severely constrained, leading to price increases across the industry toward year-end. With fewer waste oil outlets available, market rates charged for used motor oil (UMO) remained high and collection volumes were relatively strong at 49 million gallons.”

2020 Financial Results

Clean Harbors’ revenues were $3.14 billion compared with $3.41 billion in 2019. Income from operations increased 10% to $251.3 million from $229.5 million in 2019.

Net income was $134.8 million, or $2.42 per diluted share, compared with net income of $97.7 million, or $1.74 per diluted share for 2019. Adjusted for certain items in both periods, the Company reported adjusted net income for 2020 of $129.4 million, or $2.32 per diluted share, compared with adjusted net income of $105.9 million, or $1.89 per diluted share, in 2019. (See reconciliation table below)

Adjusted EBITDA (see description below) increased to $555.3 million, which included $42.3 million of benefits from U.S. and Canadian government assistance programs, compared with Adjusted EBITDA of $540.3 million in 2019.

“Considering the challenges of COVID-19, we delivered strong results in 2020 that could not have been achieved without the remarkable contributions of our industry-leading team,” McKim said. “For the full year, we delivered record Adjusted EBITDA and adjusted free cash flow. Our results demonstrate the resiliency of our business model, the strength of our organization and the critical role we continue to play for our customers. During the year, we took comprehensive steps to help prepare the Company for a return to growth and additional cross-selling post-pandemic by enhancing our regional structure with the addition of the SK branch business. We also effectively scaled down our cost structure in response to the pandemic and improved our efficiency through better workforce and asset utilization, greater use of data analytics and continued technology development.”

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Company Issues Inaugural Sustainability Report

Clean Harbors today published its first-ever sustainability report, highlighting all areas of sustainability at the Company through an Environmental, Social and Governance (ESG) lens. The report showcases the Company’s commitment to being an ecofriendly organization and details the significant positive impact Clean Harbors has on the environment, our people and the communities we serve. The report, which is available in the ESG section of the Company’s investor relations website, includes disclosures that the Sustainability Accounting Standards Board (SASB) framework considers material.

“Sustainability has been a part of our DNA since Clean Harbors was founded in 1980,” McKim said. “Protecting the environment is central to our identity and that’s why sustainable business practices continue to play a key role in our organization more than 40 years later. Our focus on ESG measures and sustainability has never been greater. As a company that cares deeply about our environment, we are proud to begin documenting our sustainability initiatives and activities in this inaugural report.”

Business Outlook and Financial Guidance

“We enter 2021 with positive momentum on many fronts – financially, operationally and within the markets we serve,” McKim said. “While the pandemic continues to weigh on some of our lines of business, we expect to experience a measurable recovery as the year progresses. In the interim, our COVID-19 decontamination business continues to serve as a natural hedge against continued slowdowns in other parts of the Company. At the same time, we start the year with a healthy backlog of waste in our disposal facilities. We see opportunities to drive additional streams into our network, including the ongoing rebound in the U.S. chemical and manufacturing industries. Our pipeline of remediation and waste projects is sizeable today, and we expect that to grow over the course of 2021. In addition, we see our customers’ ongoing shift toward greater environmental responsibility aligning even more closely with the sustainability solutions we offer.

“Within Safety-Kleen, the growing demand for sustainable solutions has only increased the opportunities for our parts washers, base oil and blended lubricant products. For our Safety-Kleen branch business, we anticipate a steady recovery as vehicle miles driven increase with the rollout of vaccines across North America. For SK Oil, our re-refineries are running well and pricing conditions in the marketplace are favorable. We anticipate continuing to carefully manage our re-refining spread going forward while more aggressively seeking to grow our collection volumes given the market dislocations created by IMO 2020 and other factors,” McKim concluded.

Beginning with the first quarter of 2021, Clean Harbors will revise its calculation of reported Adjusted EBITDA to add stock-based compensation costs, a non-cash item, to other charges that are added back to GAAP net income for purposes of calculating Adjusted EBITDA. This change aligns our definition of Adjusted EBITDA to be consistent with all of the Company’s loan agreements, facilitates comparison with industry peers and as revised will be the primary metric by which management will evaluate the performance of its businesses going forward. Using that approach, for full-year 2021, Clean Harbors expects:

•	Adjusted EBITDA in the range of $545 million to $585 million, based on anticipated GAAP net income in the range of $105 million to $146 million; applying the Company’s revised definition, Adjusted EBITDA for 2020 would have been $573.8 million.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

•	Adjusted free cash flow in the range of $215 million to $255 million, based on anticipated 2021 net cash from operating activities in the range of $400 million to $460 million.

•	For the first quarter of 2021, Clean Harbors expects Adjusted EBITDA, using the new definition for both periods, to be approximately 5-10% below what the Company delivered in the first quarter of 2020 when Adjusted EBITDA under the revised definition would have been $125.9 million. This expected decline is based on the record results that the Company delivered in the prior-year period before the onset of the pandemic.

Non-GAAP Results

Clean Harbors reports Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under generally accepted accounting principles (GAAP), but viewed only as a supplement to those measurements. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Clean Harbors believes that Adjusted EBITDA provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved and management routinely evaluates the performance of its businesses based upon levels of Adjusted EBITDA. The Company defines Adjusted EBITDA as described in the following reconciliation showing the differences between reported net income and Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019 (in thousands). Note that the below reconciliation illustrates Adjusted EBITDA as defined through December 31, 2020, and does not reflect the revisions discussed above, which will be reflected when the Company reports first-quarter 2021 results.

	For the Three Months Ended:		For the Twelve Months Ended:
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$39,332	$24,151	$134,837	$97,740
Accretion of environmental liabilities	2,902	2,512	11,051	10,136
Depreciation and amortization	71,418	77,397	292,915	300,725
Other (income) expense, net	(307)	(905)	290	(2,897)
Loss on early extinguishment of debt	—	12	—	6,131
(Gain) loss on sale of businesses	—	(687)	3,376	(687)
Interest expense, net	18,272	18,989	73,120	78,670
Provision for income taxes	4,444	10,747	39,713	50,499
Adjusted EBITDA	$136,061	$132,216	$555,302	$540,317
Adjusted EBITDA Margin	17.1%	15.2%	17.7%	15.8%

This press release includes a discussion of net income and earnings per share adjusted for the loss on early extinguishment of debt, net of tax, the (gain) loss on sale of businesses and the impacts of tax-related valuation allowances and other as identified in the reconciliations provided below. The Company believes that discussion of these additional non-GAAP measures provides investors with meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance. The following shows the difference between net income and adjusted net income, and the difference between earnings per share and adjusted earnings per share, for the three and twelve months ended December 31, 2020 and 2019 (in thousands, except per share amounts):

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

	For the Three Months Ended:		For the Twelve Months Ended:
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Adjusted net income
Net income	$39,332	$24,151	$134,837	$97,740
Loss on early extinguishment of debt, net of tax of ($0.4m) and $1.5m, respectively	—	366	—	4,650
(Gain) loss on sale of businesses	—	(687)	3,376	(687)
Tax-related valuation allowances and other*	(4,303)	(536)	(8,805)	4,226
Adjusted net income	$35,029	$23,294	$129,408	$105,929

Adjusted earnings per share
Earnings per share	$0.71	$0.43	$2.42	$1.74
Loss on early extinguishment of debt, net of tax of ($0.4m) and $1.5m, respectively	—	0.01	—	0.08
(Gain) loss on sale of businesses	—	(0.01)	0.06	(0.01)
Tax-related valuation allowances and other*	(0.08)	(0.01)	(0.16)	0.08
Adjusted earnings per share	$0.63	$0.42	$2.32	$1.89

* For the twelve months ended December 31, 2020, other amounts include a $1.6 million benefit, or $0.03 per share, related to tax benefits from impacts of prior period tax filing amendments

Adjusted Free Cash Flow Reconciliation

Clean Harbors reports adjusted free cash flow, which it considers to be a measurement of liquidity that provides useful information to investors about its ability to generate cash. The Company defines adjusted free cash flow as net cash from operating activities excluding cash impacts of items derived from non-operating activities, less additions to property, plant and equipment plus proceeds from sale and disposal of fixed assets. The Company excludes cash impacts of items derived from non-operating activities such as taxes paid in connection with divestitures and in the current period have also excluded cash paid in connection with the purchase of its corporate headquarters and certain capital improvements to the site as these expenditures are considered one-time in nature. Adjusted free cash flow should not be considered an alternative to net cash from operating activities or other measurements under GAAP. Adjusted free cash flow is not calculated identically by all companies, and therefore the Company’s measurement of adjusted free cash flow may not be comparable to similarly titled measures reported by other companies.

An itemized reconciliation between net cash from operating activities and adjusted free cash flow is as follows for the three and twelve months ended December 31, 2020 and 2019 (in thousands):

	For the Three Months Ended:		For the Twelve Months Ended:
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Adjusted free cash flow
Net cash from operating activities	$113,165	$128,517	$430,597	$413,192
Additions to property, plant and equipment	(45,899)	(41,791)	(196,256)	(216,324)
Purchase and capital improvements of corporate HQ	—	—	21,080	—
Proceeds from sale and disposal of fixed assets	2,316	2,707	9,623	11,655
Adjusted free cash flow	$69,582	$89,433	$265,044	$208,523

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Adjusted EBITDA Guidance Reconciliation

An itemized reconciliation between projected net income and projected Adjusted EBITDA is as follows (in millions):

	For the Year Ending December 31, 2021
Projected GAAP net income	$105	to	$146
Adjustments:
Accretion of environmental liabilities	12	to	11
Stock-based compensation	16	to	18
Depreciation and amortization	290	to	280
Interest expense, net	73	to	72
Provision for income taxes	49	to	58
Projected Adjusted EBITDA	$545	to	$585

Adjusted Free Cash Flow Guidance Reconciliation

An itemized reconciliation between projected net cash from operating activities and projected adjusted free cash flow is as follows (in millions):

	For the Year Ending December 31, 2021
Projected net cash from operating activities	$400	to	$460
Additions to property, plant and equipment	(195)	to	(215)
Proceeds from sale and disposal of fixed assets	10	to	10
Projected adjusted free cash flow	$215	to	$255

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release. During the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy. Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com. The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start time. If you are unable to listen to the live conference call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, the risks and uncertainties surrounding COVID-19 and the related impact on the Company’s business, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended:		For the Twelve Months Ended:
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues	$796,190	$871,005	$3,144,097	$3,412,190
Cost of revenues (exclusive of items shown separately below)	548,775	615,768	2,137,751	2,387,819
Selling, general and administrative expenses	111,354	123,021	451,044	484,054
Accretion of environmental liabilities	2,902	2,512	11,051	10,136
Depreciation and amortization	71,418	77,397	292,915	300,725
Income from operations	61,741	52,307	251,336	229,456
Other income (expense), net	307	905	(290)	2,897
Loss on early extinguishment of debt	—	(12)	—	(6,131)
Gain (loss) on sale of businesses	—	687	(3,376)	687
Interest expense, net	(18,272)	(18,989)	(73,120)	(78,670)
Income before provision for income taxes	43,776	34,898	174,550	148,239
Provision for income taxes	4,444	10,747	39,713	50,499
Net income	$39,332	$24,151	$134,837	$97,740
Earnings per share:
Basic	$0.72	$0.43	$2.43	$1.75
Diluted	$0.71	$0.43	$2.42	$1.74

Shares used to compute earnings per share — Basic	54,982	55,806	55,479	55,845
Shares used to compute earnings per share — Diluted	55,264	56,124	55,690	56,129

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$519,101	$371,991
Short-term marketable securities	51,857	42,421
Accounts receivable, net	611,534	644,738
Unbilled accounts receivable	55,681	56,326
Inventories and supplies	220,498	214,744
Prepaid expenses and other current assets	67,051	70,688
Total current assets	1,525,722	1,400,908
Property, plant and equipment, net	1,525,298	1,588,151
Other assets:
Operating lease right-of-use assets	150,341	162,206
Goodwill	527,023	525,013
Permits and other intangibles, net	386,620	419,066
Other	16,516	13,560
Total other assets	1,080,500	1,119,845
Total assets	$4,131,520	$4,108,904
Current liabilities:
Current portion of long-term debt	$7,535	$7,535
Accounts payable	195,878	298,375
Deferred revenue	74,066	73,370
Accrued expenses	295,823	276,540
Current portion of closure, post-closure and remedial liabilities	26,093	23,301
Current portion of operating lease liabilities	36,750	40,979
Total current liabilities	636,145	720,100
Other liabilities:
Closure and post-closure liabilities, less current portion	74,023	68,368
Remedial liabilities, less current portion	102,623	98,155
Long-term debt, less current portion	1,549,641	1,554,116
Operating lease liabilities, less current portion	114,258	121,020
Deferred tax liabilities	230,097	231,337
Other long-term liabilities	83,182	45,995
Total other liabilities	2,153,824	2,118,991
Total stockholders’ equity, net	1,341,551	1,269,813
Total liabilities and stockholders’ equity	$4,131,520	$4,108,904

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended:
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income	$134,837	$97,740
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	292,915	300,725
Allowance for doubtful accounts	10,133	2,408
Amortization of deferred financing costs and debt discount	3,666	3,809
Accretion of environmental liabilities	11,051	10,136
Changes in environmental liability estimates	10,698	(332)
Deferred income taxes	(9,748)	8,005
Other expense (income), net	290	(2,897)
Stock-based compensation	18,502	17,816
Loss (gain) on sale of businesses	3,376	(687)
Loss on early extinguishment of debt	—	6,131
Environmental expenditures	(12,401)	(18,701)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable and unbilled accounts receivable	22,422	(33,271)
Inventories and supplies	(7,933)	(15,869)
Other current and non-current assets	(12,602)	(14,421)
Accounts payable	(80,328)	7,153
Other current and long-term liabilities	45,719	45,447
Net cash from operating activities	430,597	413,192
Cash flows used in investing activities:
Additions to property, plant and equipment	(196,256)	(216,324)
Proceeds from sale and disposal of fixed assets	9,623	11,655
Acquisitions, net of cash acquired	(8,839)	(29,363)
Additions to intangible assets including costs to obtain or renew permits	(2,029)	(3,904)
Purchases of available-for-sale securities	(70,891)	(35,836)
Proceeds from sale of available-for-sale securities	61,220	51,202
Proceeds from sale of businesses, net of transactional costs	7,712	4,714
Net cash used in investing activities	(199,460)	(217,856)
Cash flows used in financing activities:
Change in uncashed checks	5,404	(3,705)
Tax payments related to withholdings on vested restricted stock	(5,331)	(7,429)
Repurchases of common stock	(74,844)	(21,390)
Deferred financing costs paid	(2,171)	(10,079)
Payments on finance leases	(4,469)	(586)
Premiums paid on early extinguishment of debt	—	(2,701)
Principal payments on debt	(7,535)	(852,535)
Proceeds from issuance of debt, net of discount	—	845,000
Borrowings from revolving credit facility	150,000	—
Payments on revolving credit facility	(150,000)	—
Net cash used in financing activities	(88,946)	(53,425)
Effect of exchange rate change on cash	4,919	3,573
Increase in cash and cash equivalents	147,110	145,484
Cash and cash equivalents, beginning of year	371,991	226,507
Cash and cash equivalents, end of year	$519,101	$371,991

Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$72,535	$60,852
Income taxes paid, net of refunds	53,123	27,035
Non-cash investing activities:
Property, plant and equipment accrued	3,536	30,964

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Supplemental Segment Data (in thousands)

	For the Three Months Ended:
Revenue	December 31, 2020			December 31, 2019
	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Environmental Services	$513,440	$32,620	$546,060	$542,249	$35,849	$578,098
Safety-Kleen	282,678	(31,884)	250,794	328,545	(35,022)	293,523
Corporate Items	72	(736)	(664)	211	(827)	(616)
Total	$796,190	$—	$796,190	$871,005	$—	$871,005

	For the Twelve Months Ended:
Revenue	December 31, 2020			December 31, 2019
	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Environmental Services	$2,004,081	$133,225	$2,137,306	$2,092,363	$144,705	$2,237,068
Safety-Kleen	1,139,726	(129,524)	1,010,202	1,318,691	(140,562)	1,178,129
Corporate Items	290	(3,701)	(3,411)	1,136	(4,143)	(3,007)
Total	$3,144,097	$—	$3,144,097	$3,412,190	$—	$3,412,190

	For the Three Months Ended:		For the Twelve Months Ended:
Adjusted EBITDA	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Environmental Services	$132,109	$117,248	$519,960	$446,284
Safety-Kleen	52,674	66,800	229,172	282,378
Corporate Items	(48,722)	(51,832)	(193,830)	(188,345)
Total	$136,061	$132,216	$555,302	$540,317

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com